Exhibit 99.1
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       Modem Media Announces Pricing of Public Offering by Certain Selling
               Stockholders of 9.7 Million Shares of Common Stock

NORWALK, CT-- December 18, 2003-- Modem Media, Inc. (NASDAQ: MMPT), an interactive marketing strategy and services firm, today announced the pricing of a public offering of 9,700,000 shares of its common stock at $5.75 per share. The Interpublic Group of Companies, Inc. (NYSE: IPG), Modem Media's largest shareholder, is offering 9,500,000 shares in the offering. G.M. O'Connell, the company's chairman and co-founder, is offering 150,000 shares in the offering. Robert Allen, a director and co-founder of the company, is offering 50,000 shares in the offering. Interpublic has granted the underwriters the right to purchase up to an additional 1,455,000 shares to cover over-allotments.

The selling stockholders increased the aggregate number of shares offered from the 7,200,000 shares previously announced to 9,700,000 shares. After its sale of 9,500,000 shares in the offering, Interpublic will own approximately 6.1% of the outstanding shares of the company's common stock. If the over-allotment option is exercised in full, Interpublic will own approximately 148,000 shares of the company's common stock. Modem Media will not receive any of the proceeds from the sale of shares by the selling stockholders.

The underwriters for the offering are Jefferies & Company, Inc., William Blair & Company, L.L.C. and Friedman, Billings, Ramsey & Co., Inc. Printed copies of the final prospectus relating to the offering may be obtained from Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, New York, 10022, telephone (212) 284-2550.